Exhibit 99.1

LEGACY RESERVES ENTERS INTO OIL, NATURAL GAS AND NATURAL GAS LIQUIDS SWAPS RELATED TO ACQUISITIONS, AND ANNOUNCES INCREASE OF BORROWING BASE UNDER REVOLVING CREDIT FACILITY

MIDLAND, TX, September 12, 2007--(PRIMENEWSWIRE)—Legacy Reserves LP (NASDAQ:LGCY) today announced it entered into NYMEX WTI Oil swaps, natural gas and natural gas liquids swaps related to its previously announced planned acquisitions in the Texas Panhandle and the Permian Basin as reported on August 30, 2007 and September 4, 2007.

The new WTI oil fixed price swaps are tabulated below.  Volumes for 2009 through 2012 represent hedges to mitigate risks associated with natural gas liquids sales as the price of natural gas liquids is highly correlated to that of oil prices.

Time Period Calendar Contracts	Swap Volumes (Bbls.)	WTI Average Price ($/Bbl)
Oct-Dec. 2007	25,500	$74.26
2008	96,000	$71.55
2009	174,000	$70.30
2010	168,000	$69.25
2011	156,000	$68.85
2012	150,000	$68.67

Swaps are tabulated below for natural gas fixed price swaps indexed to the Waha hub in West Texas.  The Waha hub trades at a discount to the NYMEX Henry Hub natural gas index.  The natural gas prices that we receive for our natural gas sales in the Permian Basin follow Waha more closely than the NYMEX Henry Hub index.

Time Period Calendar Contracts	Swap Volumes (MMBtu)	Waha Natural Gas Price ($/MMBtu)
Oct-Dec. 2007	37,257	$7.16
2008	137,712	$7.16
2009	124,716	$7.16
2010	114,672	$7.16
2011	107,220	$7.16
2012	99,936	$7.16

Swaps are tabulated below for natural gas fixed price swaps indexed to the ANR-OK pipeline index in western Oklahoma.  The ANR-OK hub trades at a discount to the NYMEX Henry Hub natural gas index.  The natural gas prices that we receive for our natural gas sales in Oklahoma and the Texas Panhandle are primarily indexed to ANR-OK.

Time Period Calendar Contracts	Swap Volumes (MMBtu)	ANR-OK Natural Gas Price ($/MMBtu)
Oct-Dec. 2007	55,254	$6.85
2008	211,884	$6.85
2009	200,400	$6.85
2010	190,464	$6.85
2011	180,804	$6.85
2012	172,500	$6.85

Swaps are tabulated below for natural gas liquids (OPIS Mt. Belvieu) fixed price swaps:

$ / Gallon	Oct-Dec. 2007	Swap Volumes (Gallons)	Calendar 2008	Swap Volumes (Gallons)
C2 Ethane	$0.7875	85,629	$0.6625	327,324
C3 Propane	$1.2563	284,361	$1.15	1,086,984
nC4 Butane	$1.48	243,870	$1.41	932,208
iC4 Isobutane	$1.525	91,515	$1.455	349,824
C5+ Natural Gasoline	$1.68	327,639	$1.6225	1,252,416

Increase of Borrowing Base under Revolving Credit Facility

The lenders under Legacy’s revolving credit facility have approved an increase in Legacy’s borrowing base to $195 million from $150 million reflecting Legacy’s recently closed acquisitions and the increase in proved developed producing reserves attributable to Legacy’s capital expenditure program.  Legacy currently has approximately $100 million available for borrowing under its revolving credit facility with a bank group led by BNP Paribas as Agent Bank.  The increased borrowing base does not reflect reserve additions as a result of pending acquisitions announced on August 30, 2007 and September 4, 2007, which are expected to be considered by the bank group in the next borrowing base redetermination.

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.

Contact:
Legacy Reserves LP
Steven H. Pruett, 432-689-5200
President and Chief Financial Officer

Source: Legacy Reserves LP